Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2016 Earnings; Updates Guidance for FY 2016; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--May 11, 2016--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $29.0 million, or $0.85 per diluted share, for the second quarter ended April 10, 2016, compared with $23.4 million, or $0.61 per diluted share, for the second quarter of fiscal 2015.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.85 in the second quarter of fiscal 2016 compared with $0.69 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 10, 2016	April 12, 2015	April 10, 2016	April 12, 2015
Diluted earnings per share from continuing operations – GAAP	$0.85	$0.61	$1.78	$1.55
Losses (gains) from refranchising	—	0.08	(0.01)	0.07
Operating earnings per share – Non-GAAP	$0.85	$0.69	$1.77	$1.62

Lenny Comma, chairman and chief executive officer, said, “Operating earnings per share for the second quarter exceeded our expectations and guidance, and resulted primarily from healthy margins and cost controls combined with mark-to-market adjustments and a lower tax rate. We were pleased with the solid sales performance at Qdoba® company restaurants, which was driven by traffic growth, as well as with the improvement in labor costs and margins as compared to the first quarter.

"At the Jack in the Box® brand, system same-store sales were flat for the quarter as compared to an increase of 8.9 percent in the prior year. In late January, we introduced multiple upgrades to the core menu at our Jack in the Box restaurants system-wide, and in the latter half of the quarter, we featured the improved products in marketing messages at price points conveying both value and quality.

"We look forward to sharing our growth plans and strategies to enhance shareholder value at our upcoming investor meeting."

Increase (decrease) in same-store sales:

	12 Weeks Ended		28 Weeks Ended
	April 10, 2016	April 12, 2015	April 10, 2016	April 12, 2015
Jack in the Box:
Company	(1.0)%	7.4%	(0.2)%	5.3%
Franchise	0.3%	9.4%	1.1%	6.7%
System	0.0%	8.9%	0.8%	6.3%
Qdoba:
Company	3.1%	7.0%	2.2%	10.2%
Franchise	1.2%	9.6%	1.8%	12.6%
System	2.1%	8.3%	2.0%	11.4%

Jack in the Box system same-store sales were flat for the quarter, and lagged the QSR sandwich segment by 2.7 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended April 10, 2016. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales decreased 1.0 percent, with average check up 1.4 percent.

Qdoba same-store sales increased 2.1 percent system-wide and 3.1 percent for company restaurants in the second quarter. Company same-store sales reflected a 3.7 percent increase in transactions as well as growth in catering sales.

Consolidated restaurant operating margin decreased by 70 basis points to 19.9 percent of sales in the second quarter of 2016, compared with 20.6 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants decreased 70 basis points to 20.7 percent of sales. The decrease was due primarily to minimum wage increases in California that went into effect in January 2016 and higher costs related to equipment upgrades which were partially offset by favorable food and packaging costs. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of commodity deflation of approximately 2.9 percent in the quarter, favorable product mix changes and menu price increases. Restaurant operating margin for Qdoba company restaurants decreased 50 basis points to 18.3 percent of sales, as costs associated with a greater number of new restaurant openings and higher promotional activity more than offset the sales growth and benefits from commodity deflation of approximately 4.6 percent in the quarter.

Franchise margin as a percentage of total franchise revenues improved to 53.8 percent in the second quarter from 51.7 percent in the prior year quarter. The improvement was due primarily to higher net rental income of $1.9 million recognized in the quarter related to previously refranchised Jack in the Box markets. This annual adjustment resulted from higher sales over the last year.

SG&A expense for the second quarter decreased by $5.6 million and was 13.0 percent of revenues as compared to 14.7 percent in the prior year quarter. The decrease reflects a $3.9 million decrease in incentive compensation and a $1.2 million decrease in pension and postretirement benefits related to the sunsetting of the company's qualified pension plan on December 31, 2015. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $2.3 million in the second quarter of 2016 as compared to a positive impact of $1.6 million in the second quarter of 2015, resulting in a year-over-year decrease in SG&A of $0.7 million. These decreases were partially offset by a $2.0 million increase in advertising costs at Qdoba due to the timing of promotional activities, and higher pre-opening costs of $0.6 million resulting from a greater number of Qdoba openings and restaurants under construction in the second quarter.

Interest expense, net, increased by $2.7 million in the second quarter due to increased leverage and a higher effective interest rate for 2016.

The tax rate for the second quarter of 2016 was 36.7 percent versus 37.9 percent for the second quarter of 2015. The lower tax rate in the second quarter of 2016 was due primarily to favorable adjustments on investments supporting the company's non-qualified retirement plans.

Capital Allocation

The company repurchased approximately 2,177,000 shares of its common stock in the second quarter of 2016 at an average price of $68.90 per share for an aggregate cost of $150.0 million. This leaves $50.0 million remaining under a stock-buyback program authorized by the company’s Board of Directors in February 2016 that expires in November 2017. In May 2016, the company’s Board of Directors authorized an additional $100 million stock buyback program that also expires in November 2017.

The company also announced today that on May 5, 2016, its Board of Directors declared a quarterly cash dividend of $0.30 per share on the company’s common stock. The dividend is payable on June 7, 2016, to shareholders of record at the close of business on May 24, 2016.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 3, 2016, and fiscal year ending October 2, 2016. Fiscal 2016 is a 53-week year, with 16 weeks in the first quarter, 12 weeks in each of the second and third quarters, and 13 weeks in the fourth quarter.

Third quarter fiscal year 2016 guidance

  Same-store sales ranging from approximately down 2.0 percent to flat at Jack in the Box company restaurants versus a 5.5 percent increase in the year-ago quarter. The low end of the sales guidance range reflects trends through the first four weeks of the third quarter which have been negatively impacted by heavy rainfall and flooding in Houston where 17 percent of Jack in the Box company restaurants are located.
  Same-store sales ranging from approximately down 1.0 percent to up 1.0 percent at Qdoba company restaurants versus a 6.6 percent increase in the year-ago quarter. Sales trends are tracking slightly below the low end of the guidance range due in part to adverse weather in key markets, but are expected to improve over the balance of the third quarter due to planned promotional activity.

Fiscal year 2016 guidance

  Same-store sales of approximately flat to up 1.0 percent at Jack in the Box company restaurants.
  Same-store sales increase of approximately 1.5 to 2.5 percent at Qdoba company restaurants.
  Commodity deflation of approximately 2 to 3 percent for Jack in the Box and approximately 5 percent at Qdoba.
  Consolidated restaurant operating margin of approximately 20.0 to 20.5 percent.
  SG&A as a percentage of revenue of approximately 13.0 to 13.5 percent as compared to 14.4 percent in fiscal 2015.
  Impairment and other charges as a percentage of revenue of approximately 80 basis points.
  Approximately 20 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 50 to 60 new Qdoba restaurants, of which approximately half are expected to be company locations.
  Capital expenditures of $100 million to $120 million.
  Tax rate of approximately 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $3.50 to $3.63 in fiscal 2016 as compared to operating earnings per share of $3.00 in fiscal 2015. The estimated benefit of the 53rd week in fiscal 2016 is approximately $0.08 per diluted share.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, May 12, 2016, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on May 12.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A; the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 10, 2016	April 12, 2015	April 10, 2016	April 12, 2015
Diluted earnings per share from continuing operations – GAAP	$0.85	$0.61	$1.78	$1.55
Losses (gains) from refranchising	—	0.08	(0.01)	0.07
Operating earnings per share – Non-GAAP	$0.85	$0.69	$1.77	$1.62

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 10, 2016	April 12, 2015	April 10, 2016	April 12, 2015
Revenues:
Company restaurant sales	$271,792	$268,904	$625,013	$620,800
Franchise rental revenues	52,602	52,215	122,340	121,661
Franchise royalties and other	36,757	37,003	84,621	84,282
	361,151	358,122	831,974	826,743
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	82,066	84,032	190,977	197,141
Payroll and employee benefits	76,137	73,073	174,044	168,752
Occupancy and other	59,527	56,468	137,226	131,499
Total company restaurant costs	217,730	213,573	502,247	497,392
Franchise occupancy expenses	37,408	39,316	89,627	91,734
Franchise support and other costs	3,907	3,743	8,769	8,466
Selling, general and administrative expenses	46,895	52,472	112,767	115,567
Impairment and other charges, net	2,422	2,130	4,079	4,310
Losses (gains) on the sale of company-operated restaurants	3	5,020	(815)	4,170
	308,365	316,254	716,674	721,639
Earnings from operations	52,786	41,868	115,300	105,104
Interest expense, net	6,911	4,220	15,086	9,433
Earnings from continuing operations and before income taxes	45,875	37,648	100,214	95,671
Income taxes	16,847	14,286	37,289	35,211
Earnings from continuing operations	29,028	23,362	62,925	60,460
Losses from discontinued operations, net of income tax benefit	(346)	(357)	(1,022)	(1,620)
Net earnings	$28,682	$23,005	$61,903	$58,840

Net earnings per share - basic:
Earnings from continuing operations	$0.86	$0.62	$1.81	$1.58
Losses from discontinued operations	(0.01)	(0.01)	(0.03)	(0.04)
Net earnings per share (1)	$0.85	$0.61	$1.78	$1.53
Net earnings per share - diluted:
Earnings from continuing operations	$0.85	$0.61	$1.78	$1.55
Losses from discontinued operations	(0.01)	(0.01)	(0.03)	(0.04)
Net earnings per share (1)	$0.84	$0.60	$1.76	$1.51

Weighted-average shares outstanding:
Basic	33,656	37,970	34,686	38,353
Diluted	34,177	38,566	35,256	39,039

Cash dividends declared per common share	$0.30	$0.20	$0.60	$0.40

____________________________

(1)	Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	April 10, 2016	September 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,799	$17,743
Accounts and other receivables, net	71,948	47,975
Inventories	7,873	7,376
Prepaid expenses	24,786	16,240
Assets held for sale	19,682	15,516
Other current assets	2,616	3,106
Total current assets	135,704	107,956
Property and equipment, at cost	1,576,974	1,563,377
Less accumulated depreciation and amortization	(862,552)	(835,114)
Property and equipment, net	714,422	728,263
Intangible assets, net	14,364	14,765
Goodwill	149,012	149,027
Other assets, net	287,962	303,968
	$1,301,464	$1,303,979
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$26,272	$26,677
Accounts payable	28,095	32,137
Accrued liabilities	165,091	170,575
Total current liabilities	219,458	229,389
Long-term debt, net of current maturities	909,388	688,579
Other long-term liabilities	363,235	370,058
Stockholders’ (deficit) equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,306,567 and 81,096,156 issued, respectively	813	811
Capital in excess of par value	414,816	402,986
Retained earnings	1,357,178	1,316,119
Accumulated other comprehensive loss	(141,991)	(132,530)
Treasury stock, at cost, 48,765,738 and 45,314,529 shares, respectively	(1,821,433)	(1,571,433)
Total stockholders’ (deficit) equity	(190,617)	15,953
	$1,301,464	$1,303,979

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	28 Weeks Ended
	April 10, 2016	April 12, 2015
Cash flows from operating activities:
Net earnings	$61,903	$58,840
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	49,331	47,875
Deferred finance cost amortization	1,437	1,155
Excess tax benefits from share-based compensation arrangements	(2,451)	(17,073)
Deferred income taxes	(1,303)	(2,785)
Share-based compensation expense	7,901	7,367
Pension and postretirement expense	7,261	10,096
Gains on cash surrender value of company-owned life insurance	(2,446)	(3,635)
(Gains) losses on the sale of company-operated restaurants	(815)	4,170
Losses on the disposition of property and equipment	1,646	466
Impairment charges and other	858	2,180
Changes in assets and liabilities:
Accounts and other receivables	(25,875)	(21,841)
Inventories	(497)	146
Prepaid expenses and other current assets	(2,149)	27,181
Accounts payable	(1,847)	(1,459)
Accrued liabilities	(3,464)	(8,991)
Pension and postretirement contributions	(8,255)	(8,113)
Other	(782)	(4,659)
Cash flows provided by operating activities	80,453	90,920
Cash flows from investing activities:
Purchases of property and equipment	(51,298)	(32,959)
Purchases of assets intended for sale and leaseback	(5,581)	(5,355)
Proceeds from the sale and leaseback of assets	7,748	—
Proceeds from the sale of company-operated restaurants	1,021	2,630
Collections on notes receivable	2,614	5,314
Acquisition of franchise-operated restaurants	324	—
Other	14	1,786
Cash flows used in investing activities	(45,158)	(28,584)
Cash flows from financing activities:
Borrowings on revolving credit facilities	497,000	264,000
Repayments of borrowings on revolving credit facilities	(264,000)	(160,000)
Principal repayments on debt	(13,065)	(7,996)
Dividends paid on common stock	(20,765)	(15,395)
Proceeds from issuance of common stock	1,432	13,894
Repurchases of common stock	(250,000)	(174,115)
Excess tax benefits from share-based compensation arrangements	2,451	17,073
Change in book overdraft	2,695	—
Cash flows used in financing activities	(44,252)	(62,539)
Effect of exchange rate changes on cash and cash equivalents	13	11
Net decrease in cash and cash equivalents	(8,944)	(192)
Cash and cash equivalents at beginning of period	17,743	10,578
Cash and cash equivalents at end of period	$8,799	$10,386

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA
(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 10, 2016	April 12, 2015	April 10, 2016	April 12, 2015
Revenues:
Company restaurant sales	75.3%	75.1%	75.1%	75.1%
Franchise rental revenues	14.6%	14.6%	14.7%	14.7%
Franchise royalties and other	10.2%	10.3%	10.2%	10.2%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	30.2%	31.2%	30.6%	31.8%
Payroll and employee benefits (1)	28.0%	27.2%	27.8%	27.2%
Occupancy and other (1)	21.9%	21.0%	22.0%	21.2%
Total company restaurant costs (1)	80.1%	79.4%	80.4%	80.1%
Franchise occupancy expenses (2)	71.1%	75.3%	73.3%	75.4%
Franchise support and other costs (3)	10.6%	10.1%	10.4%	10.0%
Selling, general and administrative expenses	13.0%	14.7%	13.6%	14.0%
Impairment and other charges, net	0.7%	0.6%	0.5%	0.5%
Losses (gains) on the sale of company-operated restaurants	—%	1.4%	(0.1)%	0.5%
Earnings from operations	14.6%	11.7%	13.9%	12.7%
Income tax rate (4)	36.7%	37.9%	37.2%	36.8%

____________________________

(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA
(Dollars in thousands)
(Unaudited)

	12 Weeks Ended				28 Weeks Ended
	April 10, 2016		April 12, 2015		April 10, 2016		April 12, 2015
Jack in the Box:
Company restaurant sales	$179,664		$184,992		$415,943		$426,335
Company restaurant costs:
Food and packaging	54,116	30.1%	58,495	31.6%	127,249	30.6%	137,688	32.3%
Payroll and employee benefits	51,401	28.6%	50,885	27.5%	117,090	28.2%	117,628	27.6%
Occupancy and other	36,905	20.5%	36,051	19.5%	85,076	20.5%	84,682	19.9%
Total company restaurant costs	142,422	79.3%	145,431	78.6%	329,415	79.2%	339,998	79.7%
Restaurant margin	$37,242	20.7%	$39,561	21.4%	$86,528	20.8%	$86,337	20.3%
Qdoba:
Company restaurant sales	$92,128		$83,912		$209,070		$194,465
Company restaurant costs:
Food and packaging	27,950	30.3%	25,537	30.4%	63,728	30.5%	59,453	30.6%
Payroll and employee benefits	24,736	26.8%	22,188	26.4%	56,954	27.2%	51,124	26.3%
Occupancy and other	22,622	24.6%	20,417	24.3%	52,150	24.9%	46,817	24.1%
Total company restaurant costs	75,308	81.7%	68,142	81.2%	172,832	82.7%	157,394	80.9%
Restaurant margin	$16,820	18.3%	$15,770	18.8%	$36,238	17.3%	$37,071	19.1%

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA
(Dollars in thousands)
(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 10, 2016	April 12, 2015	April 10, 2016	April 12, 2015
Franchise rental revenues	$52,602	$52,215	$122,340	$121,661

Royalties	36,122	35,894	82,784	81,723
Franchise fees and other	635	1,109	1,837	2,559
Franchise royalties and other	36,757	37,003	84,621	84,282
Total franchise revenues	89,359	89,218	206,961	205,943

Rental expense	30,016	31,707	72,188	73,905
Depreciation and amortization	7,392	7,609	17,439	17,829
Franchise occupancy expenses	37,408	39,316	89,627	91,734
Franchise support and other costs	3,907	3,743	8,769	8,466
Total franchise costs	41,315	43,059	98,396	100,200
Franchise margin	$48,044	$46,159	$108,565	$105,743
Franchise margin as a % of franchise revenues	53.8%	51.7%	52.5%	51.3%

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION
(In thousands)
(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	April 10, 2016	April 12, 2015	April 10, 2016	April 12, 2015
Revenues by segment:
Jack in the Box restaurant operations	$264,062	$269,444	$611,645	$621,395
Qdoba restaurant operations	97,089	88,678	220,329	205,348
Consolidated revenues	$361,151	$358,122	$831,974	$826,743
Earnings from operations by segment:
Jack in the Box restaurant operations	$63,146	$64,313	$148,836	$145,168
Qdoba restaurant operations	10,623	8,778	19,360	23,460
Shared services and unallocated costs	(20,980)	(26,203)	(53,711)	(59,354)
(Losses) gains on the sale of company-operated restaurants	(3)	(5,020)	815	(4,170)
Consolidated earnings from operations	52,786	41,868	115,300	105,104
Interest expense, net	6,911	4,220	15,086	9,433
Consolidated earnings from continuing operations and before income taxes	$45,875	$37,648	$100,214	$95,671
Total depreciation expense by segment:
Jack in the Box restaurant operations	$15,059	$14,699	$35,532	$34,314
Qdoba restaurant operations	4,279	4,035	9,867	9,315
Shared services and unallocated costs	1,310	1,612	3,535	3,872
Consolidated depreciation expense	$20,648	$20,346	$48,934	$47,501

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box ("JIB") and Qdoba company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION
(Unaudited)

	April 10, 2016			April 12, 2015
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	413	1,836	2,249	431	1,819	2,250
New	—	5	5	2	11	13
Refranchised	(1)	1	—	(21)	21	—
Acquired from franchisees	1	(1)	—	6	(6)	—
Closed	—	(3)	(3)	(6)	(9)	(15)
End of period	413	1,838	2,251	412	1,836	2,248
% of JIB system	18%	82%	100%	18%	82%	100%
Qdoba:
Beginning of year	322	339	661	310	328	638
New	19	10	29	3	11	14
Closed	(3)	(4)	(7)	(3)	(5)	(8)
End of period	338	345	683	310	334	644
% of Qdoba system	49%	51%	100%	48%	52%	100%
Consolidated:
Total system	751	2,183	2,934	722	2,170	2,892
% of consolidated system	26%	74%	100%	25%	75%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291